The Extreme Sandbox Story.mp4 (3m 57s)
https://jotengine.com/transcriptions/cBUsN65VOWDGGW28w9QHAA
3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:04]
Speaker 1: Extreme Sandbox is an adventure company that lets people play on construction equipment. It all started with a dream. Don't most ideas start that way? It was back in ... I think it was 2010. We were driving by a construction site with my kids, and my oldest I think was probably eight. He was like, "Dad, wouldn't it be fun to go play on that equipment?" That was it. The first couple of years were challenging. As with any business, it's always the toughest to get it off the ground. We were starting something brand new. It had never really been done before. We now have three US locations, and we are a leader in experiential entertainment. Now we're sponsored by Komatsu. They're a leader in heavy equipment manufacturing, and they're supporting our sites with world-class machines and first class service. While we remain incident free, we've been setting the standard for safety while also providing a unique bucket list experience for our clients. Now after perfecting the concept, we've built a solid foundation and a successful brand. Organic growth has been key for us, but with that said, we've also had great opportunities to tell our story. That includes our appearance on Shark Tank in 2016, which was absolutely amazing to have that amount of exposure, but ultimately it didn't lead to funding. We've since realized that so much of our success is due to our customers, so we thought what better way to grow than with our customers
?

[0:01:18]
Speaker 2: I love what we do, and I know we've got a winning concept. But what really matters is our customers and what they think. Our clients rave about their experience, and we maintain one of the highest five-star ratings on TripAdvisor. With over 600 reviews, it's easy to see why our customers love their experience and can't get enough. This is really something that we want to share with everyone, so it only makes sense that we try to include our customers on this journey. While we started with just individual sessions, we quickly learned that businesses were looking for new and unique team building options. Today, almost half of our business comes from corporate events. Along with offering fun social outings, we now provide formal team training events that challenge them to work together as a team to accomplish a task using 26 tons of heavy metal. Many people don't know that there's actually a lack of new, young talent coming into the trades. So we took the initiative to create heavy equipment camps. It's a place to try to inspire young students to get interested in the trades and at the same time get hands on training
..

[0:02:30]
Speaker 3: Our customer base is really diverse. We have clients all the way from eight to 94 years old, and that comes with some pretty unique stories. But we weren't telling those stories. So in 2017, we launched the Sandbox Storytelling .. So now through YouTube and our other social medias, we get to tell our own business story but also our clients' stories. We're essentially building our own media network
..

[0:03:01]
Speaker 1: It's been an amazing journey, but it's really just the beginning. While we offer these bucket list experiences, the reality is I dig in the dirt for a living. We sell fun. It's really that simple. While others may have tried this concept, what I tell people is we are not the first. We are not the only. We are the best. We're the only ones that can take someone from a 2000-pound excavator in a mall all the way to a 26-ton excavator outdoors. We are redefining the way entertainment is experienced. With our proven concepts, supportive industry partners, and the right team in place, we are ready to take this to the next level. New locations, new experiences, new opportunities. It's time to let the kid you play
..
[0:03:40]
Radical Idea Realized (ep. 075).mp4 (5m 21s) https://jotengine.com/transcriptions/2w9IWe5oy8rfj4bDaT0row
4 speakers (Paul, Catherine, Speaker 3, Randy Stinger)

[0:00:36]
Paul: I like to do fun, interesting, different things, so my wife has picked up on that. Usually for my birthday she gets me something different, some different experience of some sort. I've done several other ones, and she gave me experience here, oh, five years ago, back before they even opened
..

[0:01:00]
Catherine: I saw the original concept on a news article, on a television program
..

[0:01:06]
Speaker 3: Where most people see just a pile of dirt, Randy Stinger sees potential
..

[0:01:10]
Randy Stinger: It is the most exciting time right now. We've put a lot of energy into this
..

[0:01:14]
Catherine: And I said, "Okay, I'm listening."

[0:01:19]
Randy Stinger: [inaudible] when I think back, it was right on the first year when I was opening, is, they were just customers. We sold them a package. I'd never met Paul or Catherine, they came out when we were still on a construction trailer. I don't think Paul, well maybe Paul knows this, we had no idea what we were doing. It was really, we were in such an infancy stage trying to figure out what we were doing, and they were just regular clients. I vaguely remember, cause it's been like six years, the session, I don't totally remember. I just remember we kind of clicked, and I remember Paul being very excited about the concept, and you know, both of them were just great
..

[0:01:58]
Paul: A couple of different things. First of all, she knew it was an experience I wouldn't get anywhere else. And again, I like to try something totally different, something new, something I would never, ever have another chance to do. I think the other one was, I think when she ordered the gift card she actually talked to Randy at the time. She's a really good judge of character, and I think she knew that even though they might not have been open quite yet, this was going to take off and be good, and that he would do a good job
..

[0:02:38]
Randy Stinger: Great! I think they really helped me, you know, I say almost emotionally, but I think as any entrepreneur with a new concept, I mean, we're such a radical idea. So, as we grew the concept I kept growing these relationships with a select few clients, and Paul has really been one of those ones. And then, it ultimately led to, when I grew into a bigger facility I had to build this large facility all on my own. I've never had outside funding, and it was something that, it was a large investment. I was all in, it took all of my retirement and everything to get started. But, I remember having a conversation with Paul about my needs. When we started the building I needed this X number of money to get even a down payment for a building, and Paul and Catherine both financially helped. They basically wrote a cheque as a loan to the business to help me get stared, and at the time I was just, I was shocked
..

[0:03:33]
Paul: One of the big reasons is Randy always has something new coming up. I mean , when I first started it was Bobcats and an excavator, and that was it. But, he 's always upped the ante, he's gotten the front end loaders, the bulldozers, so he always has something new and creative to come up with, some new experience. So, it's not just, you go there once and you're done. He always has something new, and he always came up with new ideas, even if ... Originally when we first started it was a simple matter of playing with skid-steer loaders or the excavator. And then, pretty soon he turned it into, "We're going to do some more skills tests." "We're going to do competitions." "We're going to have head-to-head battles against someone else you know." So, he always keeps it interesting .."

[0:04:15]
Catherine: I thought it was a great idea for a business, and Randy's passion behind it was magical for him, and that was infectious in his way he explained the business, and his enthusiasm about it. Randy was following his passion, and it's a good business story
..

[0:04:33]
Randy Stinger: I wasn't a family, I wasn't a friend, I was a nobody to them, but
 Paul really saw my vision. He saw what the company was bringing, he experienced it and he had faith in it. So, it's when you have someone like that, and then they're willing to actually, not only just give you the verbal or the emotional support, they were actually willing to write a cheque. That means a lot to me, that means someone is there for me. So, since then it's just been amazing to have him as ... I don't see him that often but he's always there if I need him. It's those people that you have in your back pocket, that will do anything for you, they're always there for the business, and it's, I think, been key to our success
..
[0:05:10]